Eagle Bulk Shipping Inc. Expands Fleet Scrubber Initiative
Declares options to purchase additional 15 scrubbers

STAMFORD, Connecticut., November 20, 2018 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk” or the “Company”) announced that is has exercised its options to purchase 15 additional exhaust gas cleaning systems (“scrubbers”) which are to be retrofitted on vessels within its fleet. This follows the Company’s prior announcement that it had entered into a series of agreements for the purchase of up to 37 scrubbers, comprised of firm orders for 19 scrubbers and up to 18 additional units, at the Company’s option.
The Company intends to complete the 34 scrubber installations by January 1, 2020, the implementation date of the new sulphur emission cap regulation, as set forth by the International Maritime Organization. As previously disclosed, Eagle Bulk, in partnership with a global engineering firm, has developed a scrubber installation program whereby a significant amount of the required retrofit work will be carried out onboard the vessels while at sea and trading, thereby reducing off-hire time as compared with a typical shipyard installation.
Following the announcement, Eagle Bulk maintains options to purchase up to three additional scrubbers.
About Eagle Bulk Shipping Inc.
Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.
For further information, please visit our website: www.eagleships.com
Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact
Rose & Company
Tel. +1 212-359-2228